                                                                    EXHIBIT 99.3

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Certified Public Accountants..........   F-2
Report of Independent Certified Public Accountants..........   F-3
Consolidated Statements of Financial Condition as of
  December 31, 2001 and 2000................................   F-4
Consolidated Statements of Income for the years ended
  December 31, 2001 and 2000, and for the period from
  December 16, 1999 through December 31, 1999 and the period
  from January 1, 1999 through December 15, 1999............   F-5
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 2001 and 2000, and for the period from December 16, 1999 through December 31, 1999 and the
  period from January 1, 1999 through December 15, 1999.....   F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 2001 and 2000, and for the period from
  December 16, 1999 through December 31, 1999 and the period
  from January 1, 1999 through December 15, 1999............   F-7
Notes to Consolidated Financial Statements..................   F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Newmark Homes Corp.

     We have audited the accompanying consolidated statement of financial condition of Newmark Homes Corp. and subsidiaries as of December 31, 2001 and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Newmark Homes Corp. and subsidiaries at December 31, 2001, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

Miami, Florida
January 18, 2002, except for
Note 13, as to which the
date is April 15, 2002

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Newmark Homes Corp.:

     We have audited the accompanying consolidated statement of financial condition of Newmark Homes Corp. and subsidiaries (the Successor Company), a subsidiary of Technical Olympic, Inc. as of December 31, 2000 and the related consolidated statements of income, stockholders' equity, and cash flows for the year ended December 31, 2000 and for the period from commencement of its operations on December 16, 1999 through December 31, 1999. We have also audited the accompanying consolidated statements of income, stockholders' equity, and cash flows of Newmark Homes Corp. and subsidiaries (the Predecessor Company) as described in Note 2 of the financial statements), a subsidiary of Pacific USA Holdings Corp., for the period from January 1, 1999 to December 15, 1999. These consolidated financial statements and schedule are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the Successor Company's consolidated financial statements referred to above, present fairly, in all material respects, the financial position of the Company as of December 31, 2000, and the results of its operations and cash flows for the year ended December 31, 2000 and the period from commencement of its operations on December 16, 1999 to December 31, 1999, in conformity with accounting principles generally accepted in the United States. Further in our opinion, based on our audit, the Predecessor Company's consolidated financial statements, referred to above, present fairly, in all material respects, the results of operations and cash flows of the Predecessor Company for the period from January 1, 1999 to December 15, 1999, in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 2 of the financial statements, Technical Olympic, Inc. acquired an 80% interest in the Predecessor Company on December 15, 1999, in a business combination accounted for as a purchase. As a result, the consolidated financial statements of the Successor Company are presented on a new basis of accounting different from the financial statements of the Predecessor Company and, therefore, are not comparable.

BDO SEIDMAN, LLP
Los Angeles, California
January 31, 2001

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                 2001            2000
                                                              -----------     -----------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                       AMOUNTS)
Assets
  Cash and cash equivalents.................................   $  9,719        $  6,173
  Inventory.................................................    162,233         149,305
  Property, premises and equipment, net of accumulated
     depreciation of $2,796 and $2,701 in 2001 and 2000,
     respectively...........................................      5,220           3,453
  Other assets..............................................      4,841           4,943
  Goodwill, net of accumulated amortization of $3,136 and
     $1,594 in 2001 and 2000, respectively..................     42,914          44,454
  Westbrooke assets held for sale...........................    117,160         118,694
                                                               --------        --------
          Total assets......................................   $342,087        $327,022
                                                               ========        ========

Liabilities and stockholders' equity
  Accounts payable and accrued liabilities..................   $ 15,831        $ 22,829
  Customer deposits.........................................      3,680           5,378
  Construction loans payable................................     87,428          75,402
  Acquisition notes payable.................................      5,434           6,650
  Other liabilities.........................................      4,003           3,702
  Westbrooke liabilities associated with assets held for
     sale...................................................     71,800          77,752
                                                               --------        --------
          Total liabilities.................................    188,176         191,713
Minority interest in consolidated subsidiaries..............         99              --
Commitments and contingencies
Stockholders' equity:
  Common stock -- $.01 par value; 30,000,000 shares
     authorized and 11,500,000 shares issued and
     outstanding............................................        115             115
  Additional paid-in capital................................    106,855         106,855
  Retained earnings.........................................     46,842          28,339
                                                               --------        --------
          Total stockholders' equity........................    153,812         135,309
                                                               --------        --------
          Total liabilities and stockholders' equity........   $342,087        $327,022
                                                               ========        ========

                            See accompanying notes.

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                       PERIOD FROM     PERIOD FROM
                                                                       DECEMBER 16,    JANUARY 1,
                                            YEAR ENDED DECEMBER 31,      1999 TO         1999 TO
                                           -------------------------   DECEMBER 31,   DECEMBER 15,
                                              2001          2000           1999           1999
                                           -----------   -----------   ------------   -------------
                                                                       (SUCCESSOR)    (PREDECESSOR)
                                                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Revenues.................................  $   424,288   $   462,293   $    30,550     $   390,198
Cost of sales............................      338,521       375,121        25,043         323,574
                                           -----------   -----------   -----------     -----------
Gross profit.............................       85,767        87,172         5,507          66,624
Equity in earnings from unconsolidated
  subsidiaries...........................          918           729            39             686
Selling, general and administrative
  expenses...............................      (52,534)      (51,888)       (2,204)        (42,274)
Merger and related expenses..............         (779)           --            --              --
Depreciation and amortization............       (2,392)       (2,391)         (196)         (2,043)
                                           -----------   -----------   -----------     -----------
Operating income.........................       30,980        33,622         3,146          22,993
Other income (expense):
  Interest expense.......................       (1,087)       (3,282)         (124)         (1,713)
  Other, net.............................       (1,302)          (62)         (222)            467
                                           -----------   -----------   -----------     -----------
Income from continuing operations before
  income taxes...........................       28,591        30,278         2,800          21,747
Income taxes.............................       10,150        10,908           979           7,742
                                           -----------   -----------   -----------     -----------
Income from continuing operations........       18,441        19,370         1,821          14,005
Discontinued operations:
  Income from discontinued operations....       10,118        10,265         1,347           1,192
  Income taxes...........................        3,846         3,944           520             460
                                           -----------   -----------   -----------     -----------
  Income from discontinued operations,
     net of income taxes.................        6,272         6,321           827             732
                                           -----------   -----------   -----------     -----------
Net income...............................  $    24,713   $    25,691   $     2,648     $    14,737
                                           ===========   ===========   ===========     ===========
Earnings per common share (basic and
  diluted):
  From continuing operations.............  $      1.60   $      1.68   $       .16     $      1.22
  From discontinued operations...........          .55           .55           .07             .06
                                           -----------   -----------   -----------     -----------
  Net income.............................  $      2.15   $      2.23   $       .23     $      1.28
                                           ===========   ===========   ===========     ===========
Weighted average number of common shares
  outstanding:
  Basic and diluted......................   11,500,000    11,500,000    11,500,000      11,500,000
                                           ===========   ===========   ===========     ===========

                            See accompanying notes.

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                 ADDITIONAL
                                                                  PAID-IN     RETAINED
                                                  COMMON STOCK    CAPITAL     EARNINGS    TOTAL
                                                  ------------   ----------   --------   --------
                                                                  (IN THOUSANDS)
Predecessor Company:
Balance at December 31, 1998....................      $115        $ 73,768    $ 16,229   $ 90,112
  Net income for period January 1 to December
     15, 1999...................................        --              --      14,737     14,737
                                                      ----        --------    --------   --------
Balance at December 15, 1999....................      $115        $ 73,768    $ 30,966   $104,849
                                                      ====        ========    ========   ========
Successor Company:
Balance at December 15, 1999....................      $115        $ 73,768    $ 30,966   $104,849
  Adjustment to reflect purchase by Technical
     Olympic, Inc. on the Company's books.......        --          33,087     (30,966)     2,121
                                                      ----        --------    --------   --------
Opening balance, December 16, 1999..............       115         106,855          --    106,970
  Net income for period December 16 to December
     31, 1999...................................        --              --       2,648      2,648
                                                      ----        --------    --------   --------
Balance at December 31, 1999....................       115         106,855       2,648    109,618
  Net income....................................        --              --      25,691     25,691
                                                      ----        --------    --------   --------
Balance at December 31, 2000....................       115         106,855      28,339    135,309
  Net income....................................        --              --      24,713     24,713
  Dividends paid................................        --              --      (6,210)    (6,210)
                                                      ----        --------    --------   --------
Balance at December 31, 2001....................      $115        $106,855    $ 46,842   $153,812
                                                      ====        ========    ========   ========

                            See accompanying notes.

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   PERIOD FROM     PERIOD FROM
                                                                YEAR ENDED         DECEMBER 16,    JANUARY 1,
                                                               DECEMBER 31,          1999 TO         1999 TO
                                                           ---------------------   DECEMBER 31,   DECEMBER 15,
                                                             2001        2000          1999           1999
                                                           ---------   ---------   ------------   -------------
                                                                                   (SUCCESSOR)    (PREDECESSOR)
                                                                              (IN THOUSANDS)
Cash flows from operating activities:
Net income...............................................  $  24,713   $  25,691     $  2,648       $  14,737
Adjustments to reconcile net income to net cash (used in)
  provided by operating activities:
    Gain from discontinued operations....................     (6,272)     (6,321)        (827)           (732)
    Depreciation and amortization........................      2,392       2,391          196           2,043
    Net loss (gain) on sale of property, premises
      and equipment......................................         85         (24)          --             (36)
    Equity in earnings from unconsolidated
      subsidiaries.......................................       (918)       (729)         (39)           (686)
    Deferred income taxes................................       (267)       (360)          21            (362)
    Changes in operating assets and liabilities:
         Inventories.....................................    (12,928)     17,178       (1,049)        (24,042)
         Other assets....................................        689      (2,965)         (35)           (814)
         Accounts payable and accrued liabilities........     (6,998)     (2,412)         359           8,258
         Customer deposits and other liabilities.........     (1,130)     (7,492)          84          (5,440)
                                                           ---------   ---------     --------       ---------
Net cash (used in) provided by operating activities......       (634)     24,957        1,358          (7,074)
Cash flows from investing activities:
Purchases of property, premises and equipment............     (2,998)     (1,515)          --            (684)
Proceeds from sales of property, premises and
  equipment..............................................        294         247           --             139
Additional purchase price paid in connection with
  Westbrooke acquisition.................................         --      (1,230)          --              --
Investment in unconsolidated subsidiaries................       (513)     (1,249)          --            (345)
Distributions from unconsolidated subsidiaries...........        844         453           --             920
                                                           ---------   ---------     --------       ---------
Net cash (used in) provided by investing activities......     (2,373)     (3,294)          --              30
Cash flows from financing activities:
Proceeds from advances on construction loans payable.....    163,164     211,881       11,525         265,086
Principal payments on construction loans payables........   (151,138)   (234,753)     (10,050)       (252,058)
Proceeds from advances on acquisition notes payable......         --          --        3,100           4,500
Principal payments on acquisition notes payable..........     (1,216)       (950)          --              --
Minority interest in consolidated subsidiaries...........         99          --           --              --
Dividends paid...........................................     (6,210)         --           --              --
                                                           ---------   ---------     --------       ---------
Net cash provided by (used in) financing activities......      4,699     (23,822)       4,575          17,528
                                                           ---------   ---------     --------       ---------
Net cash provided by (used in) operations................      1,692      (2,159)       5,933          10,484
Net cash provided by (used in) discontinued operations...      1,854         748       (5,678)         (6,827)
                                                           ---------   ---------     --------       ---------
Increase (decrease) in cash and cash equivalents.........      3,546      (1,411)         255           3,657
Cash and cash equivalents at beginning of period.........      6,173       7,584        7,329           3,672
                                                           ---------   ---------     --------       ---------
Cash and cash equivalents at end of period...............  $   9,719   $   6,173     $  7,584       $   7,329
                                                           =========   =========     ========       =========
Supplemental disclosures of cash flow information:
Cash paid for:
  Interest (net of amounts capitalized)..................  $     483   $   3,144     $     --       $   1,016
                                                           =========   =========     ========       =========
  Income taxes...........................................  $  14,078   $  15,802     $     --       $  10,723
                                                           =========   =========     ========       =========

                            See accompanying notes.

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2001

1.  ORGANIZATION

     Newmark Homes Corp., a Delaware Corporation, and subsidiaries (NHC or the Company) is an 80% owned subsidiary of Technical Olympic, Inc. (TOI), formerly known as Technical Olympic USA, Inc. On December 15, 1999, TOI acquired 80% of the Company in a stock purchase transaction. NHC was formed in December 1994 to serve as a real estate holding company.

     NHC's primary subsidiaries are as follows:

SUBSIDIARY                                             NATURE OF BUSINESS
----------                                             ------------------
Newmark Home Corporation (Newmark)          Single-family residential homebuilding in
                                            Texas, Tennessee and North Carolina;
                                            formed in 1983.
Westbrooke Communities, Inc. (Westbrooke)   Single-family residential homebuilding
                                            and residential lot developer in Florida;
                                            formed in 1976. See Note 13.
Pacific United Development Corporation      Residential lot developer in Texas and
  (PUDC)                                    Tennessee; formed in 1993.

2.  CHANGE IN CONTROL

     On December 15, 1999, TOI purchased 9,200,000 shares of the Company's common stock for $86 million in cash. The shares sold in this transaction represent 80% of the Company's outstanding common stock. TOI purchased the shares from Pacific Realty Group, Inc. (PRG), a Nevada corporation, which is a wholly-owned subsidiary of Pacific USA Holdings Corp. (PUSA), a Texas corporation and an indirect subsidiary of Pacific Electric Wire & Cable, Ltd.

     TOI, a Delaware corporation, is a wholly owned subsidiary of Technical Olympic (UK) PLC, an English company, which is a wholly owned subsidiary of Technical Olympic S.A., a Greek company.

     This acquisition by TOI is accounted for as a purchase, and the purchase price is recorded on the Company's books. The excess of purchase price over the fair value of the assets acquired and the liabilities assumed (goodwill) approximates $46 million.

     In connection with the acquisition by TOI, the 1998 Tandem Stock Option/Stock Appreciation Rights Plan was terminated, as follows: the Company exercised its right to terminate the options upon a change of control and to pay the spread between the exercise price and the closing price of the Common Stock on the date of the change of control, December 15, 1999. There was no spread, and the options expired and terminated on December 15, 1999. There were no other incentive awards outstanding or exercisable in fiscal year 1999.

     Pursuant to the stock purchase agreement entered into in connection with the acquisition of Westbrooke in 1998, certain additional consideration dependent upon Westbrooke achieving specified income targets over a five-year period became due and payable to the prior majority owner of Westbrooke upon a change of control. At the time of the acquisition of the Company by TOI, Westbrooke entered into an Amendment to Stock Purchase Agreement (the Amendment) with the prior owner and key employees of Westbrooke regarding the amount and timing of the additional consideration as well as the acquisition of certain partnership interests from the key employees. The amount of additional consideration recorded in the transaction as a result of the change in control to the prior majority owner was $4.6 million in the form of a promissory note. Additionally, the Amendment adjusted the level of additional consideration payable to the key employees from 6% to 7.5% of the net income before income taxes, all as defined in the Amendment.

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

     For tax purposes, the Company elected to treat the change in control as a deemed taxable sale of assets resulting in a step-up in the tax basis of assets in accordance with Internal Revenue Code sec.338(h)(10). By electing sec.338(h)(10), the Company recognized taxable income of approximately $20 million, and $8 million of tax per the original tax sharing agreement, due to the difference in the financial statement basis and the tax basis of the assets immediately prior to the change in control. In terms of the purchase and sale agreement between PUSA and TOI, the former tax allocation agreement between PUSA and the Company (the Former Tax Sharing Agreement) was modified to exclude the gain and corresponding tax from this transaction from the calculation of the tax payments by the Company to PUSA. Accordingly, the Company recognized its income tax expense based on the taxable income generated from its operations.

     As a result, the consolidated amounts of the Successor Company are presented on a new basis of accounting different from the financial statements of the Predecessor Company and, therefore, are not comparable.

     The following table represents the operating results of the Company on a full year basis for the year ended December 31, 1999 (in thousands, except per share data).

Revenues....................................................   $420,748
Cost of sales...............................................    348,617
                                                               --------
Gross profit................................................     72,131
Equity in earnings from unconsolidated subsidiaries.........        725
Selling, general and administrative expenses................    (44,478)
Depreciation and amortization...............................     (2,239)
                                                               --------
Operating income............................................     26,139
Other income (expense):
  Interest expense..........................................     (1,837)
  Other, net................................................        245
                                                               --------
Income from continuing operations before income taxes.......     24,547
Income taxes................................................      8,721
                                                               --------
Income from continuing operations...........................     15,826
Discontinued operations:
  Income from discontinued operations.......................      2,539
  Income taxes..............................................        980
                                                               --------
  Income from discontinued operations, net of income
     taxes..................................................      1,559
                                                               --------
Net income..................................................   $ 17,385
                                                               ========
Earnings per common share (basic and diluted):
  From continuing operations................................   $   1.38
  From discontinued operations..............................        .13
                                                               --------
  Net income................................................   $   1.51
                                                               ========

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States and general practices within the homebuilding industry. The following summarizes the more significant of these policies.

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of NHC and its subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     Due to the Company's normal operating cycle being in excess of one year, we present an unclassified balance sheet.

  CASH AND CASH EQUIVALENTS

     Cash includes amounts in transit from title companies for home closings and highly liquid investments with an initial maturity of three months or less.

  USE OF ESTIMATES

     The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company carries long-lived assets, including certain identifiable intangibles and goodwill, at the lower of the carrying amount or fair value. Impairment is evaluated by estimating future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount of the assets, an impairment loss is recognized. Fair value, for purposes of calculating impairment, is measured based on estimated future cash flows, discounted at a market rate of interest.

  CONCENTRATION OF CREDIT RISK

     The Company conducts business primarily in Texas, Florida, Tennessee, and North Carolina. Accordingly, the market value of the Company's inventory is susceptible to changes in market conditions that may occur in these locations. See Note 13.

     The Company has accounts with various financial institutions, which are insured by the FDIC. Amounts exceeding the FDIC insured amounts are $13 million at December 31, 2001, including cash balances included in Westbrooke assets held for sale. See Note 13.

  INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

     The Company has investments in unconsolidated entities, which approximate $2.8 million and $2.2 million as of December 31, 2001 and 2000, respectively, and are included in other assets in the accompanying consolidated statements of financial condition. The Company does not have control of these entities and has, therefore, accounted for its interests using the equity method of accounting.

  INVENTORY

     Inventories are stated at the lower of cost or fair value. Inventories under development or held for development are stated at an accumulated cost unless such cost would not be recovered from the cash flows generated by future disposition. In this instance, such inventories are recorded at fair value. Inventories to be disposed of are carried at the lower of cost or fair value less cost to sell. The Company utilizes the specific identification method of charging construction costs to cost of sales as units are sold. Common construction

                      NEWMARK HOMES CORP. AND SUBSIDIARIES
project costs are allocated to each individual home in the various subdivisions based upon the total number of homes to be constructed in each subdivision community.

  PROPERTY, PREMISES AND EQUIPMENT

     Property, premises and equipment, consisting primarily of office premises, transportation equipment, office furniture and fixtures, and model home furniture, are stated at cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred.

     Depreciation generally is provided using the straight-line method over the estimated useful life of the asset, which ranges from 3-30 years.

  GOODWILL

     Goodwill represents the excess of the purchase price of the Company's acquisitions over the fair value of the net assets acquired. Goodwill is amortized on a straight-line basis over thirty years. For the year ended December 31, 2000, goodwill increased by approximately $1.2 related to a payment made under an earn-out provision in the Westbrooke stock purchase agreement.

     Periodically, the Company evaluates goodwill for impairment by determining whether the amortization of the balance over its remaining life can be recovered through future undiscounted cash flows of the Company.

  REVENUE RECOGNITION

     The Company's primary source of revenue is the sale of homes to homebuyers. To a lesser degree, the Company engages in the sale of land to other homebuilders. Revenue is recognized on home sales and land sales at closing when title passes to the buyer and all of the following conditions are met: a sale is consummated, a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured.

  ADVERTISING COSTS

     As incurred, the Company expenses advertising costs, consisting primarily of newspaper and trade publications, signage and the cost of maintaining an internet web-site. Advertising expense included in selling, general and administrative expenses and gain on discontinued operations for the years ended December 31, 2001, 2000 and 1999 was approximately $8.8 million, $8.3 million and $7.6 million, respectively.

  REPORTING ON THE COSTS OF START-UP ACTIVITIES

     Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5), issued by the American Institute of Certified Accountants, is effective for years after December 15, 1998. SOP 98-5 requires that costs of start-up activities be expensed as incurred.

     The Company adopted SOP 98-5 on January 1, 1999 and $259,000 of start-up costs was expensed during the period from January 1 to December 15, 1999.

  INCOME TAXES

     The Company was included in the consolidated federal income tax return of PUSA through December 15, 1999. Under the Former Tax Sharing Agreement with PUSA, the Company was required to calculate its federal income tax on a separate company basis and pay to PUSA the amount of the liability. When applicable, the Company was entitled to receive payments from PUSA. Such payment was only applicable to the extent the benefits calculated could be utilized to offset prior separate company income through carryback or, if carried forward, at the time such benefits were utilized to offset separate company income.

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

The Former Tax Sharing Agreement between PUSA and the Company was partially terminated whereby the Company would pay PUSA an amount equal to the federal income taxes that the Company would owe (or refund that it would receive) had it prepared its federal income tax return on a stand-alone basis.

     Effective December 16, 1999, the Company is included in the consolidated federal income tax return with TOI pursuant to a revised Tax Allocation Agreement between the Company and TOI.

     As a result of this revised Tax Allocation Agreement, income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  EARNINGS PER SHARE

     The Company presents earnings per share data in accordance with the provisions of SFAS 128, Earnings Per Share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period.

     Diluted earnings per share is computed based on the weighted average number of shares of common stock and dilutive securities outstanding during the period. Dilutive securities are options that are freely exercisable into common stock at less than market exercise prices. Dilutive securities are not included in the weighted average number of shares when inclusion would increase the earnings per share or decrease the loss per share. For the years ended December 31, 2001, 2000 and 1999, the Company had no dilutive securities outstanding.

  STOCK-BASED COMPENSATION

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

     Effective December 15, 1999, as part of the change in control, all Tandem Stock Option/Stock Appreciation Rights were terminated.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires companies to disclose the estimated fair value of their financial instrument assets and liabilities. Fair value estimates are made at a specific point in time, based upon relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. The carrying values of cash, other receivables, accounts payable and accrued liabilities approximate their fair values due to their short-term nature. The carrying value of construction loans and notes payable approximates its fair value as substantially all of the debt has a fluctuating interest rate based upon a current market index. The carrying amount of the acquisition notes payable approximate their fair value.

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the Financial Accounting Standards Board finalized SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142 that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

     SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized.

     The Company's previous business combinations were accounted for using the purchase method. As of December 31, 2001, the net carrying amount of goodwill is $42.9 million. Amortization expenses during the year ended December 31, 2001 was $1.5 million. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its consolidated financial position and consolidated results of operation.

     In October 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Statement supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, however, it retains the fundamental provisions of that statement related to the recognition and measurement of the impairment of long-lived assets to be "held and used." In addition, the Statement provides more guidance on estimating cash flows when performing a recoverability test, requires that a long-lived asset to be disposed of other than by sale (e.g., abandoned) be classified as "held and used" until it is disposed of, and establishes more restrictive criteria to classify an asset as "held for sale." The Statement is effective for year-ends beginning after December 15, 2001. See note 13.

  RECLASSIFICATION

     Certain reclassifications have been made to conform the prior year's amounts to the current year's presentation.

4.  PENDING MERGER WITH ENGLE HOLDINGS CORP.

     On March 6, 2001, the Company announced it is considering the possible merger of NHC with Engle Holdings Corp. (Engle). Engle is a wholly owned subsidiary of TOI. Engle, through its wholly owned operating subsidiary, Engle Homes, Inc. is primarily engaged in the sale of single-family residences in Florida, Texas, Colorado, Arizona and Virginia. The Special Committee of the Company's independent directors is reviewing the transaction and will make a recommendation to the Company's full board. There are no assurances that the Special Committee will either recommend the merger or that such a merger will be consummated. Any merger would also be subject to execution of a definitive agreement, certain regulatory and other approvals as well as the approval of various lenders of Engle, NHC and TOI. If the merger is consummated, it is contemplated that shares of Engle would be exchanged for shares of NHC. During 2001,

                      NEWMARK HOMES CORP. AND SUBSIDIARIES
in connection with the proposed merger, the Company incurred approximately $779,000 in legal and related costs. These costs are included in merger and related expenses in the accompanying statement of income.

     The Company was notified of the filing of two lawsuits against certain officers, directors and subsidiaries of the Company, challenging any transaction between the Company and Engle as a violation of fiduciary duty. Given the fact that there is no transaction agreed to between the Company and Engle, the Company believes the lawsuits are without merit, and the Company intends to vigorously defend itself and its directors.

5.  INVENTORY

     Inventory consists of the following as of December 31, (in thousands):

                                                                2001       2000
                                                              --------   --------
Lots and land held for development..........................  $ 49,223   $ 23,369
Residences completed and under construction.................   102,542    116,968
Models......................................................    10,468      8,968
                                                              --------   --------
                                                              $162,233   $149,305
                                                              ========   ========

     A summary of interest capitalized in inventory and inventory included in Westbrooke assets held for sale is as follows (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2001      2000      1999
                                                          -------   -------   -------
Interest capitalized, beginning of period...............  $ 7,323   $ 6,672   $ 5,516
Interest incurred.......................................   12,090    15,730    13,265
Less interest included in:
  Cost of sales.........................................   11,814    11,797    10,264
  Interest expense......................................    1,116     3,282     1,845
                                                          -------   -------   -------
Interest capitalized, end of period.....................  $ 6,483   $ 7,323   $ 6,672
                                                          =======   =======   =======

     In the ordinary course of business, the Company enters into contracts to purchase lots and land held for lot development. At December 31, 2001 and 2000, the Company had nonrefundable deposits aggregating $1.6 million and $1.8 million, respectively, included in other assets in the accompanying consolidated statements of financial condition, for lots and land with a related purchase price of approximately $57.9 million and $98.2 million, respectively. The Company's liability for nonperformance under such contracts is limited to forfeiture of the related deposits.

     During 2001, through Westbrooke, the Company entered into an option arrangement with Durham-Florida Properties, LLC (Durham) to acquire developed lots with a total estimated contract price of $16.4 million. Under this option arrangement, the Company has placed a $3.7 million financial guarantee bond with Durham, which is reduced on a pro rata basis as lots are purchased by Westbrooke. This bond is guaranteed by the Company. Under this arrangement, Westbrooke can cancel this agreement to purchase the land by forfeiture of Westbrooke's bond. Although Westbrooke does not have legal title to the assets of Durham and has not guaranteed the liabilities, Westbrooke does exercise certain rights of ownership over Durham's assets, and as a result, the Company has included these assets in inventory, which have been classified as Westbrooke assets held for sale with a corresponding liability in consolidated land bank obligations, which has been classified as Westbrooke liabilities associated with assets held for sale. See Note 13.

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

     During 2001, through Westbrooke, the Company sold to Park/Walnut Creek Investors, LLC (Walnut Creek) certain undeveloped real estate tracts. Walnut Creek is owned by several of the executive officers of Westbrooke. The Company has placed deposits, entered into a number of agreements, including an option contract and construction contract with Walnut Creek, to develop and buy back fully developed lots from time to time subject to the terms and conditions of such agreements. Additionally, under these agreements, the Company can cancel the agreement to purchase the land by forfeiture of the Company's deposits. The Company believes that the terms of the purchase contract and the terms of the related option and development contracts were comparable to those available from unaffiliated parties. As of December 31, 2001, the remaining value of lots that can be acquired by the Company approximates $4.3 million. Although Westbrooke does not have legal title to the assets of Walnut Creek, Westbrooke does exercise certain rights of ownership, and as a result, the Company has included these assets in inventory with a corresponding liability in consolidated land bank obligations in the accompanying consolidated statement of financial condition. These amounts have been included in Westbrooke assets held for sale and Westbrooke liabilities associated with assets held for sale in the accompanying statement of financial condition. See Note 13.

     As a result of the above transactions, the Company has included in Westbrooke assets held for sale in the consolidated statement of financial condition inventory of approximately $13 million and in Westbrooke liabilities associated with assets held for sale consolidated land bank obligations of approximately $13 million. These obligations are at market interest rates and are repaid based on lot closings with a final maturity through January 31, 2004.

6.  CONSOLIDATED JOINT VENTURES

     The Company acquired a 75% interest in Silver Oak Trails, L.P., a land development joint venture for a net initial investment of $2.9 million. The operations of Silver Oak Trails, L.P. are consolidated with the operations of the Company. Silver Oak Trails, L.P. earned $0.4 million of which $0.1 million is classified as minority interest in the accompanying consolidated statement of income for the year ending December 31, 2001.

7.  CONSTRUCTION AND ACQUISITION LOANS PAYABLE

     On June 27, 2000, the Company entered into a syndicated $150 million secured revolving credit facility with six banks, which matures on June 27, 2003, with annual options for one-year extensions. This credit facility has been used to finance the acquisition and development of residential subdivisions, the purchase of developed lots and the construction of homes in the Texas, Tennessee and North Carolina markets.

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

     Construction loans payable, excluding the construction loans payable of Westbrooke which are included Westbrooke liabilities associated with assets held for sale, consist of the following at December 31, (in thousands):

                                                               2001      2000
                                                              -------   -------
Construction and lot loans with financial institutions,
  collateralized by lots and single family residences
  completed or under construction, bearing interest at LIBOR plus 175 basis points to prime rate (4.20% to 4.75% at
  December 31, 2001), maturing upon completion and closing
  of the homes..............................................  $81,643   $74,590
Development and land acquisition loans with financial
  institutions, collateralized by deeds of trust on
  property, with maturing dates ranging from June, 2003
  through December, 2004, bearing interest at LIBOR plus 175 basis points to prime rate plus 1% (4.20% to 5.75% at
  December 31, 2001)........................................    5,230       182
Other.......................................................      555       630
                                                              -------   -------
                                                              $87,428   $75,402
                                                              =======   =======

     Maturities on construction loans payable at December 31, 2001 are as follows (in thousands):

DECEMBER 31,
------------
2002........................................................   $86,947
2003........................................................        80
2004........................................................        87
2005........................................................        94
2006........................................................       101
Thereafter..................................................       119
                                                               -------
                                                               $87,428
                                                               =======

     Construction and lot loans are generally repaid as sales of individual homes are closed and, therefore, are considered current at December 31, 2001. At December 31, 2001, the Company had lines of credit commitments for construction loans totaling approximately $140 million, of which $14.9 million was available to draw down.

     Certain of the Company's lenders require, among other things, that the Company maintain minimum tangible net worth levels and debt to tangible net worth ratios. At December 31, 2001, the Company was in compliance with such requirements. Certain debt agreements of NHC's subsidiaries restrict the subsidiaries' ability to pay dividends or advance funds to NHC to the extent that the payment would put the subsidiary in violation of debt covenants.

     In connection with NHC's acquisition of Westbrooke, the Company has remaining notes which are payable in annual installments of $2.4 million beginning in January 1999. The Company made its first installment of $2.4 million in 1999. The remaining notes totaling $9.9 million bear interest at 6.45% payable annually. As indicated in Note 2, additional consideration paid as a result of the change of control resulted in an additional $4.6 million promissory note. During 2000, the Company made further payments on acquisition loans of $3.4 million. At December 31, 2001 and 2000, the total acquisition notes payable to Westbrooke's prior majority owner was approximately $7.4 million and $11.1 million, respectively.

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

8.  RELATED PARTY TRANSACTIONS

     While a subsidiary of PUSA, the Company purchased insurance policies from an affiliated insurance broker. The affiliated entity earned commissions of $155,000 in 1999 with respect to such policies. From January 1, 2000 to December 15, 2000 the Company continued to utilize the services of the PUSA affiliate. As of December 15, 2000, the Company purchased insurance under the TOI umbrella policy. As a result, the Company currently makes payments directly to an unaffiliated broker. Also, while a subsidiary of PUSA, the Company purchased demographic and economic research information through an affiliate for $57,000 in 1999.

     In 2000, the Company entered into a purchasing agreement with its parent, Technical Olympic S.A. The agreement provided that Technical Olympic S.A. would purchase certain of the materials and supplies necessary for operations and sell them to the Newmark entities, all in an effort to consolidate the purchasing function.

     Although Technical Olympic S.A. would incur certain franchise tax expense, Newmark and its subsidiaries would not be required to pay such additional purchasing liability. Technical Olympic S.A. purchased $137 million and $51 million of materials and supplies on behalf of Newmark and its subsidiaries during the years ended December 31, 2001 and 2000, respectively. This agreement was terminated effective June 30, 2001.

     In 2000, the Company entered into a management services agreement with TOI, whereby TOI will provide certain advisory, administrative and other services. For the years ended December 31, 2001 and 2000, the Company paid $1.9 million and $1.5 million, respectively. These expenses are included in selling, general and administrative expenses in the accompanying statements of income.

     During 2001, through Westbrooke, the Company sold to Park/Walnut Creek Investors, LLC certain undeveloped real estate tracts. Walnut Creek is owned by several of the executive officers of Westbrooke. See note 5.

9.  INCOME TAXES

     Components of income tax expense consist of the following (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            2001      2000      1999
                                                           -------   -------   ------
Current:
  Federal................................................  $10,025   $10,865   $9,144
  State..................................................      392       403      (83)
                                                           -------   -------   ------
                                                            10,417    11,268    9,061
                                                           -------   -------   ------
Deferred:
  Federal................................................     (210)     (360)    (341)
  State..................................................      (57)       --       --
                                                           -------   -------   ------
                                                              (267)     (360)    (341)
                                                           -------   -------   ------
                                                           $10,150   $10,908   $8,720
                                                           =======   =======   ======

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

     The difference between total reported income taxes and expected income tax expense computed by applying the federal statutory income tax rate of 35% for 2001, 2000 and 1999 to income from continuing operations is reconciled as follows (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            2001      2000      1999
                                                           -------   -------   ------
Computed income tax expense at statutory rate............  $10,007   $10,597   $8,591
Other, net...............................................      143       311      131
                                                           -------   -------   ------
Income taxes.............................................  $10,150   $10,908   $8,720
                                                           =======   =======   ======

     Significant temporary differences that give rise to the deferred tax assets and liabilities are as follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2001      2000
                                                              -------   -------
Deferred tax assets:
  Warranty reserve..........................................  $   725   $   173
  Property, premises and equipment, principally due to
     differences in depreciation............................       75        28
  Inventory.................................................      194       350
  Other.....................................................      116       159
                                                              -------   -------
Total deferred tax assets...................................    1,110       710
                                                              -------   -------
Deferred tax liabilities:
  Amortizable intangibles...................................   (3,874)   (3,741)
                                                              -------   -------
Total deferred tax liabilities..............................   (3,874)   (3,741)
                                                              -------   -------
Net deferred tax liability..................................  $(2,764)  $(3,031)
                                                              =======   =======

     The net deferred tax liabilities included in other liabilities in the accompanying consolidated statement of financial condition at December 31, 2001 and 2000 was $2.8 million and $3.0 million, respectively. Management of the Company believes that it is more likely than not that the gross deferred tax assets will be realized or settled due to the Company's ability to generate taxable income exclusive of reversing timing differences. Accordingly, no valuation allowance was established at December 31, 2001 and 2000.

     Included in other liabilities in the accompanying consolidated statements of financial condition is approximately $1.7 million and $0.6 million payable to TOI at December 31, 2001 and 2000, respectively under the terms of the tax sharing agreements. Payments of $12.7 million and $15.3 million were made to TOI for federal income taxes during 2001 and 2000, respectively, and $10.7 million to PUSA for federal income taxes during 1999.

     The Internal Revenue Code sec. 338(h)(10) election discussed in Note 2 resulted in the creation of amortizable goodwill for tax purposes in excess of amortizable goodwill for financial statement purposes. Accordingly, the Company recognized a new deferred tax asset of approximately $0.2 million at December 16, 1999. From December 16, 1999, the goodwill reflected in the financial statements of approximately $46 million, including goodwill associated with discontinued operations, will be amortized on a straight-line basis over a period of thirty years; whereas, the goodwill for tax purposes of approximately $46.5 million will be amortized on a straight-line basis over a period of fifteen years.

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

10.  COMMITMENTS AND CONTINGENCIES

     The Company leases office premises and equipment under noncancellable operating leases. Future minimum payments under these noncancellable operating leases for the fiscal years ending on December 31 are as follows (in thousands):

DECEMBER 31,
------------
2002........................................................  $  397
2003........................................................     385
2004........................................................     338
2005........................................................     213
2006........................................................     217
                                                              ------
                                                              $1,550
                                                              ======

     Rental expense for the years ended December 31, 2001, 2000 and 1999 aggregated, $577,000, $513,000 and $368,000, respectively.

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position.

     The Company provides homebuyers with a limited warranty of workmanship and materials from the date of sale for up to two years. The Company generally has recourse against its subcontractors for claims relating to workmanship and materials. The Company also provides a ten-year homeowner's warranty through a single national contract with a third party. This warranty generally covers major structural defects. Estimated warranty costs are recorded at the time of sale.

     Total warranty expense for the year ended December 31, 2001, 2000 and 1999 was $3.0 million, $3.7 million and $2.7 million, respectively. As of December 31, 2001 and 2000, the liability accrued by the Company for warranty costs was $2.1 million and $2.0 million, respectively, and was included in other liabilities.

     The Company has secured letter of credit facilities, which are used to issue letters of credit, which guarantee Westbrooke's performance of certain development and construction obligations. At December 31, 2001 and 2000, letters of credit aggregating $3.8 and $2.9 million, respectively, were outstanding under these facilities. No additional amounts are available under this facility.

11.  STOCK OPTION PLAN

     During 2001, the Company adopted the Newmark Homes Corp. Annual and Long-Term Incentive Plan (the Plan) pursuant to which employees, consultants and directors of the Company, its subsidiaries and affiliated entities are eligible to receive options to purchase shares of common stock. Under the plan, subject to adjustment as defined, the maximum number of shares with respect to which awards may be granted under the Plan shall be 4,000,000. Pursuant to the Plan, no shares can be granted prior to consummation of the aforementioned merger between the Company and Engle. As a result, as of December 31, 2001, no options have been granted.

12.  EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) Profit Sharing Plan (the Plan). Under the terms of the Plan, the Company matches 50% of employee's voluntary contributions up to a maximum of 6% of each participant's earnings. The Company's matching contributions to the Plan for the year ended December 31, 2001, 2000 and 1999

                      NEWMARK HOMES CORP. AND SUBSIDIARIES
were $534,000, $519,000 and $234,000, respectively. Effective December 16, 1999, this plan is being sponsored by TOI.

13.  SUBSEQUENT EVENT

     During March 2002, management of the Company committed to a plan to dispose of Westbrooke. Pursuant to this plan of disposition, the Company would sell 100% of the common stock of Westbrooke to Standard Pacific Corp. for approximately $41.0 million in cash. On April 8, 2002, the Company signed a definitive agreement for the sale of Westbrooke. This sale was completed on April 15, 2002. An adjustment (either upwards or downwards) to the purchase price may occur within 90 days of the closing date of the sale based on Westbrooke's net income from January 1, 2002 through the closing date. In addition, Standard Pacific Corp. satisfied approximately $54.4 million of Westbrooke's debt that includes approximately $14.2 million of intercompany liabilities owed to the Company. Upon completion of this sale, the Company expects to realize a gain of $4.9 million.

     Management has determined that in accordance with SFAS 144, as of March 31, 2002, the criteria to classify the Westbrooke assets as held for sale were met.

     Results of Westbrooke's operations have been classified as discontinued operations, and prior periods have been restated herein. Discontinued operations include Westbrooke revenues, which totaled the following (in thousands):

                                                                   PERIOD FROM    PERIOD FROM
                                                                   DECEMBER 16,    JANUARY 1,
                                         YEAR ENDED DECEMBER 31,     1999 TO        1999 TO
                                         -----------------------   DECEMBER 31,   DECEMBER 15,
                                            2001         2000          1999           1999
                                         ----------   ----------   ------------   ------------
Revenues...............................   $205,661     $178,213      $13,702        $57,264

     The following major classes of assets and liabilities have been classified as held for sale in the accompanying statements of financial condition (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Cash........................................................  $ 15,103   $  9,088
Inventory...................................................    90,540     97,407
Property, premises and equipment............................     2,765      2,431
Other assets................................................     8,752      9,768
                                                              --------   --------
Westbrooke assets held for sale.............................  $117,160   $118,694
                                                              ========   ========
Accounts payable and accrued liabilities....................  $ 10,419   $ 10,855
Customer deposits...........................................     7,671      6,229
Consolidated land bank obligations..........................    13,122         --
Construction and acquisition loans payable..................    36,166     56,549
Other liabilities...........................................     4,422      4,119
                                                              --------   --------
Westbrooke liabilities associated with assets held for
  sale......................................................  $ 71,800   $ 77,752
                                                              ========   ========

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

14.  QUARTERLY RESULTS (UNAUDITED)

     Quarterly results for the years ended December 31, 2001 and 2000 are reflected below (in thousands, except per share amounts):

                                              FOURTH     THIRD      SECOND     FIRST
                                             --------   --------   --------   --------
2001
Revenue....................................  $104,340   $110,604   $113,445   $ 95,900
Operating income...........................     4,334      8,798     10,769      7,078
Income from continuing operations..........     2,700      5,411      6,666      3,874
Discontinued operations(a).................     3,199      1,297        597      1,179
Net income.................................     5,689      6,708      7,263      5,053
Basic and diluted earnings per share:
  Income from continuing operations........       .23        .47        .58        .34
  Net income...............................       .49        .58        .63        .44
2000
Revenue....................................   119,709    113,602    127,145    101,837
Operating income...........................     8,178      8,592     10,076      7,156
Income from continuing operations..........     4,491      4,999      5,894      3,986
Discontinued operations(a).................     3,641        656        686      1,338
Net income.................................     8,132      5,655      6,580      5,324
Basic and diluted earnings per share:
  Income from continuing operations........       .39        .43        .51        .35
  Net income...............................       .71        .49        .57        .46

     Quarterly and year-to-date computations of per share amounts are made independently. Therefore, the sum of per share amounts for the quarters may not agree with the per share amounts for the year.
---------------

(a) Discontinued operations include the after-tax operations of Westbrooke. See
    Note 13.